GEVITY HR SEES EARNINGS INCREASE EXCEEDING 50% IN 2003;
ALSO ANNOUNCES SWITCH TO NET REVENUE REPORTING

BRADENTON, FL, February 4, 2003 — Gevity HR® (NASDAQ: GVHR) confirms today that it anticipates reporting earnings of $0.22 per share in 2002 and announces a projected increase in excess of 50% in 2003 earnings to at least $0.35 per share. Actual results for 2002 will be released on March 6, followed by a teleconference. Details of the teleconference will be provided in early February.

“The general upgrade of our services, service delivery, and application of technology is significantly increasing the value we provide to our clients,” said Erik Vonk, chairman and CEO. “The resulting positive developments in client satisfaction, retention, and profitability are beginning to translate into improving returns.”

Mr. Vonk added, “In the current year, we will continue to improve the quality of our suite of services and client support. While we will maintain a tight rein on expenses, we will also be strengthening and expanding our marketing efforts, particularly in markets such as New York and California where we see significant long term growth opportunities. As such, our projections for the year reflect continued margin improvement and a focus on new sales growth.”

Gevity HR also announces the adoption of a new revenue recognition policy under which the salaries, wages, and certain payroll taxes of worksite employees will no longer be recognized as revenue components. The application of the new policy will have no effect on the gross profit, net income, and shareholders’ equity amounts previously reported by the company in its public filings. The revenue recognition change will take effect with Gevity HR’s 2002 Annual Report on Form 10-K which will be filed in March. The company will provide comparative financial information within its future public filings and disclosures.

Commenting on the change from “gross” to “net” revenue recognition, Mr. Vonk stated, “Our switch to net revenue reporting should allow all stakeholders to more easily understand the continued progress being made through a higher degree of transparency provided within our financial results. Gevity HR’s decision to change its revenue recognition policy was made with the concurrence of the Securities and Exchange Commission and has been agreed to by Deloitte & Touche, our independent auditors. We believe that our industry would benefit from a uniform application of reporting revenue on a net basis.”

As the nation’s leading human capital management solution, Gevity HR helps businesses find, develop, manage and retain their employees, manage the related paperwork, and protect their businesses. These services are provided through specific offerings, such as recruiting assistance, training, benefits administration, payroll processing and related paperwork management, and employment-related regulatory compliance. Gevity HR’s business solutions are delivered through expert personal consultation in addition to Gevity HR Centralsm.

A copy of this press release can be found on the company’s web site at www.gevityhr.com.

NOTE: Statements in this press release relating to matters that are not historical facts may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: (i) increased volatility of costs of workers’ compensation coverage and unemployment taxes; (ii) increased volatility of profit generated from the workers’ compensation component of the Company’s service offering under the Company’s loss sensitive workers’ compensation programs; (iii) the uncertainties relating to the surety bond market and collateralization requirements related to the Company’s medical benefit plans and workers’ compensation programs; (iv) uncertainties as to the availability or renewal of workers’ compensation insurance coverage and medical benefit plan coverage; (v) the potential for additional subsidies for medical benefit plans; (vi) possible adverse application of certain federal and state laws and the possible enactment of unfavorable laws or regulations; (vii) litigation and other claims against the Company and its clients including the impact of such claims on the cost of insurance coverage; (viii) impact of competition from existing and new professional employer organizations; (ix) risks associated with expansion into additional states where the Company does not have a presence or significant market penetration; (x) risks associated with the Company’s dependence on key vendors and the ability to obtain or renew benefit contracts for the Company’s worksite employees at rates acceptable to the Company; (xi) an unfavorable determination by the IRS or Department of Labor regarding the status of the Company as an “employer”; (xii) the possibility of client attrition due to the Company’s decision to not sell services to clients in selected industries; (xiii) the possibility of client attrition due to the Company’s decision to increase the price of its services, including medical benefits; (xiv) risks associated with geographic market concentration; (xv)the financial condition of clients; (xvi) the failure to properly manage growth and successfully integrate acquired companies and operations; (xvii) risks associated with new service offerings to clients; (xviii) the ability to secure outside financing at rates acceptable to the Company; and (xix) other factors which are described in further detail in filings by the Company with the Securities and Exchange Commission.